Exhibit 10.3

EXECUTION COPY

MEDALLION LOAN SALE AND CONTRIBUTION AGREEMENT

between

MEDALLION FUNDING CORP.,

as Transferor,

and

TAXI MEDALLION LOAN TRUST III,

as Transferee

Dated as of December 12, 2008

TABLE OF CONTENTS

Section		Page

ARTICLE I.

DEFINITIONS

Section 1.01.	Certain Defined Terms	1
Section 1.02.	Other Terms	6
Section 1.03.	Computation of Time Periods	6

ARTICLE II.

AMOUNTS AND TERMS OF PURCHASES

Section 2.01.	Purchase Facility	6
Section 2.02.	Transfers from the Transferor	7
Section 2.03.	No Obligations or Taxes	8
Section 2.04.	Collections	9
Section 2.05.	Dilution of Medallion Loans	9

ARTICLE III.

CONDITIONS OF PURCHASES

Section 3.01.	Conditions Precedent to Initial Transfer	9
Section 3.02.	Conditions Precedent to All Transfers	11

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties of the Transferor	11

ARTICLE V.

GENERAL COVENANTS OF THE TRANSFEROR

Section 5.01.	Affirmative Covenants of the Transferor	17
Section 5.02.	Reporting Requirements of the Transferor	20
Section 5.03.	Negative Covenants of the Transferor	21

ARTICLE VI.

ADMINISTRATION AND COLLECTION

Section 6.01.	Designation of the Servicer	23

i

ii

EXHIBITS

EXHIBIT A	Transfer Agreement
EXHIBIT B	Locations Where Records Are Kept; Location of Chief Executive Office
EXHIBIT C	Form of Transfer Notice
EXHIBIT D	Eligible Medallion Loan Criteria

iii

MEDALLION LOAN SALE AND CONTRIBUTION AGREEMENT

Dated as of December 12, 2008

MEDALLION FUNDING CORP., a New York corporation (the “Transferor”), and TAXI MEDALLION TRUST III, a Delaware statutory trust (the “Transferee”), agree as follows:

PRELIMINARY STATEMENTS

A. The Transferor originates Medallion Loans and, in addition, from time to time may purchase Medallion Loans and Related Assets from Medallion Financial, Freshstart, Medallion Capital and other Affiliates.

B. The Transferee is a special-purpose entity that is 100% beneficially owned by the Transferor and has been established to purchase and otherwise acquire Medallion Loans and Related Assets.

C. The Transferor wishes from time to time to offer to sell Medallion Loans and Related Assets to the Transferee.

D. The Transferee desires to procure such Medallion Loans and Related Assets from the Transferor.

The Transferee intends to finance the cost of purchasing Medallion Loans and Related Assets from the Transferor through borrowings under a Loan and Security Agreement dated as of December 12, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Transferee, Autobahn Funding Company LLC (the “Lender”), and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt Am Main, as Agent (the “Agent”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01. Certain Defined Terms.

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement. As used in this Agreement and its schedules and exhibits, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliated Loan Sale Agreement” and “Affiliated Loan Sale Agreements” has the provided for in Section 5.01(i).

“Agent” has the meaning provided for in the Preliminary Statements.

“Agreement” means this Medallion Loan Sale and Contribution Agreement, including any schedules or exhibits attached hereto, as the same may be amended or restated from time to time pursuant to the terms of this Agreement.

“Business Day” means a day of the year (other than a Saturday or a Sunday) on which (a) banks are not authorized or required to close in New York City and The Depositary Trust Company of New York is open for business and (b) if the term “Business Day” is used in connection with the determination of the LIBO Rate, dealings in dollar deposits are carried on in the London interbank market.

“Capital Medallion Loans” means the Medallion Loans and Related Assets conveyed by Medallion Capital to the Transferor through the Medallion Capital Loan Sale Agreement.

“Closing Date” means December 15, 2008.

“Contributed Medallion Loan” means any Medallion Loan conveyed by the Transferor to the Transferee pursuant to a Contribution.

“Contribution” means any acceptance of a contribution by the Transferee or Medallion Loans and Related Assets from the Transferor pursuant to Article II.

“Eligible Medallion Loan” means a Medallion Loan that satisfies all of the criteria set forth on Exhibit D to this Agreement.

“Executive Orders” has the meaning provided for in Section 4.01(v).

“Financial Medallion Loans” means the Medallion Loans and Related Assets conveyed by Medallion Financial to the Transferor through the Medallion Financial Loan Sale Agreement.

“Freshstart” means Freshstart Venture Capital Corp., a New York corporation.

“Freshstart Loan Sale Agreement” means the Freshstart Loan Sale Agreement dated as of the date hereof between Freshstart and the Transferor, as amended and supplemented from time to time, governing the terms and conditions upon which the Transferor shall acquire from Freshstart certain Medallion Loans and Related Assets.

“Freshstart Medallion Loans” means the Medallion Loans and Related Assets conveyed by Freshstart to the Transferor through the Freshstart Loan Sale Agreement.

“Ineligible Medallion Loan” has the meaning provided for in Section 8.02(a) of this Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing.

“Loan Agreement” has the meaning provided for in the Preliminary Statements.

“Medallion” means a medallion or other license (i) that was issued by a municipality in New York, New York, Chicago, Illinois, Boston, Massachusetts, Cambridge, Massachusetts, Miami-Dade, Florida, Newark, New Jersey, Philadelphia, Pennsylvania, Somerville, MA or another location which the Agent has approved in writing, (ii) that gives its owner the right to operate a taxicab in such municipality, (iii) that is perpetually renewable by the issuing municipality and (iv) that is readily transferable to another person in the secondary market, subject to applicable rules and regulations.

“Medallion Capital” means Medallion Capital, Inc., a Minnesota corporation.

“Medallion Capital Loan Sale Agreement” means the Medallion Capital Loan Sale Agreement dated as of the date hereof between the Transferor and Medallion Capital, as amended and supplemented from time to time, governing the terms and conditions upon which the Transferor shall acquire from Medallion Capital certain Medallion Loans and Related Assets.

“Medallion Financial” means Medallion Financial Corp., a Delaware corporation.

“Medallion Financial Loan Sale Agreement” means the Medallion Financial Loan Sale Agreement dated as of the date hereof between the Transferor and Medallion Financial, as amended and supplemented from time to time, governing the terms and conditions upon which the Transferor shall acquire from Medallion Financial certain Medallion Loans and Related Assets.

“Medallion Loan” means a loan purported to be sold or contributed hereunder to the Transferee that is a loan secured by a collateral assignment of a Medallion and evidenced by an Obligor Note, arising from the extension of credit to an Obligor by an Originator in the ordinary course of its business and appearing on a Medallion Loan Schedule at any time hereafter submitted to and accepted by the Transferee in connection with a conveyance pursuant to Section 2.02, and shall include, without limitation, all monies due or owing and all Collections and other amounts received from time to time with respect to such loan and all proceeds (including, without limitation, “proceeds” as defined in the UCC of the jurisdiction the law of which governs the perfection of the interest on Medallion Loans) thereof; provided, however, that any Medallion Loan retransferred to the Transferor pursuant to Section 8.02 of this Agreement shall cease to be a Medallion Loan as of the date of such retransfer.

“Medallion Loan Documents” means, with respect to any Medallion Loan, the related Obligor Note and any related loan agreement, security agreement, mortgage, assignment of indemnity, financing statements and other documents, instruments, certificates or assignments (including amendments or modifications thereof) executed by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Medallion Loan and related Obligor Note, including, without limitation, general or limited guaranties.

“Medallion Loan Schedule” means a schedule initially attached to the Transfer Agreement dated as of the Closing Date setting forth the Medallion Loans sold or contributed to the Transferee on the Closing Date, as supplemented from time to time to reflect the Medallion Loans sold or contributed to the Transferee following the Closing Date pursuant to the Transfer Agreements and modified to reflect the release of any Medallion Loan from the Lien of the Loan Agreement in accordance with the Loan Documents.

“Monthly Settlement Date” means the second Business Day of each calendar month.

“Non-Borrower Affiliate” means any Affiliate of the Transferor other than the Borrower.

“Obligor” means, with respect to any Medallion Loan, the Person or Persons obligated to make payments with respect to such Medallion Loan, including any co-signer or guarantor for a Person so obligated.

“Obligor Note” means any promissory note evidencing the indebtedness of an Obligor under a Medallion Loan, together with any modifications thereto.

“OFAC” has the meaning provided for in Section 4.01(v).

“OFAC Laws and Regulations” has the meaning provided for in Section 4.01(v).

“Opinion of Counsel” means a written opinion of counsel, who, except as otherwise provided herein, may be counsel for, or an employee of, the Person providing the opinion and who shall be reasonably acceptable to the Transferee.

“Outstanding Balance” of any Medallion Loan at any time means the then outstanding principal balance thereof.

“Permitted Participation Interest” means a participation interest in a Medallion Loan that is (i) subordinated to the rights of the Transferee therein, as the case may be, on terms acceptable to the Transferee and pursuant to an agreement in form and substance acceptable to the Transferee, in each case in its sole and absolute discretion, and (ii) in the case of a Person that is not an Affiliate of the Transferee, held by a holder that is acceptable to the Transferee in its sole and absolute discretion.

“Product Information” has the meaning provided for in Section 9.11.

“Purchase” means any purchase by the Transferee of Medallion Loans and Related Assets from the Transferor pursuant to Article II.

“Purchased Medallion Loan” means any Medallion Loan conveyed by the Transferor to the Transferee pursuant to a Purchase.

“Purchase Price” has the meaning provided for in Section 2.02(b).

“Records” means all contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and Related Assets and rights), including, without limitation, all Medallion Loan Documents, maintained with respect to Medallion Loans and the related Obligors.

“Related Assets” means with respect to any Medallion Loan: (i) if the Medallion Loan was transferred by Medallion Financial, Freshstart or Medallion Capital to the Transferor under the respective Affiliated Loan Sale Agreement, all of the Transferor’s rights, remedies, powers and privileges under any of the Affiliated Loan Sale Agreements; (ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Medallion Loan, whether pursuant to the Obligor Note related to such Medallion Loan, any other Medallion Loan Document or otherwise, including, without limitation, the applicable Medallion; (iii) all UCC financing statements covering any collateral securing payment of such Medallion Loan; (iv) all guarantees, indemnities, warranties, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Medallion Loan whether pursuant to the Obligor Note related to such Medallion Loan or otherwise; (v) all Records and all other instruments and rights relating to such Medallion Loan; and (vi) if such Medallion Loan is subject to a Permitted Participation Interest, all rights, remedies, powers and privileges of the Transferor under the related participation agreement.

“Senior Indebtedness” means, collectively, all Secured Obligations.

“SPV Finance Vehicle” means the borrower under the Taxi I Loan Agreement, the borrower under the Taxi II Loan Agreement or any other direct or indirect subsidiary of Medallion Financial established to obtain financing secured by assets originated or purchased by a Core Related Party where the amount outstanding with respect to such financing equals or exceeds $10,000,000.

“Termination Date” means the earlier of (i) the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 7.01 and (ii) the date specified by the Transferor or the Transferee in a written notice to the other party given at least thirty days prior to such specified date.

“Termination Event” has the meaning provided for in Section 7.01.

“Transaction” has the meaning provided for in Section 9.10.

“Transfer” means a Purchase or Contribution.

“Transfer Agreement” means an agreement in the form of the agreement included herein as Exhibit A, each of which Transfer Agreement shall be deemed to supplement this Agreement upon execution and delivery of such Transfer Agreement pursuant to the terms hereof.

“Transfer Date” means any day on which Medallion Loans are to be transferred from the Transferor to the Transferee hereunder, whether pursuant to a Purchase or a Contribution.

“Transferee” has the meaning provided for in the preamble hereto.

“Transferor” has the meaning provided for in the preamble hereto.

“Transferor Obligations” has the meaning provided for in Section 9.14(b).

“Transferor Representative” has the meaning provided for in Section 9.10.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

Section 1.02. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the Uniform Commercial Code in the State of New York, as in effect on the date hereof and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” means articles and sections of, and schedules and exhibits to, this Agreement. Headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof. Any reference to any law, rule or regulation shall be deemed to be a reference to such law, rule or regulation as the same may be amended or re-enacted from time to time. Any reference to any Person shall include its successors and permitted assigns. The terms “include” or “including” mean “include without limitation” or “including without limitation.”

Section 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

ARTICLE II.

AMOUNTS AND TERMS OF PURCHASES

Section 2.01. Loan Transfer Facility.

(a) From time to time the Transferor may make available to the Transferee its inventory of Eligible Medallion Loans for the purpose of the Transferee’s considering whether it wishes to make a Purchase or accept a Contribution of any such loans. On the terms and conditions hereinafter set forth, the Transferee may in its sole discretion Purchase or accept Contribution of Medallion Loans and Related Assets with respect thereto from the Transferor from time to time during the period from the date the conditions precedent to the initial Transfer in Section 3.01 are satisfied to the Termination Date. Nothing in this Agreement shall be deemed to be or construed as a commitment by the Transferee to make a Purchase or accept a Contribution of any Medallion Loans or Related Assets at any time.

(b) It is the intention of the parties hereto that each Transfer made hereunder shall constitute a sale or contribution of such assets, which Transfer is absolute and irrevocable and provides the Transferee with the full benefits of ownership of the Purchased Medallion Loans or the Contributed Medallion Loans and the Related Assets of both. Neither the Transferor nor the Transferee intends the Transfers contemplated hereunder to be, or for any purpose to be characterized as, loans from the Transferee to the Transferor secured by such transferred assets.

(c) In the event that, notwithstanding the intent of the parties, any Medallion Loans are held to be the property of the Transferor, or if for any other reason this Agreement is held or deemed to create a security interest in such Medallion Loans, then this Agreement shall be a security agreement and the conveyance provided for in Section 2.01(a) shall be a grant by the Transferor to the Transferee of a security interest in all of the Transferor’s right, title and interest, whether now owned or hereafter acquired, in and to (i) all accounts, contract rights, general intangibles, chattel paper, instruments, documents, money, deposit accounts, certificates of deposit, goods, letters of credit, advices of credit and uncertificated securities consisting of, arising from or relating to (a) the Medallion Loans, (b) the Related Assets with respect to such Medallion Loans, including the Obligor Notes, related security agreements and all other Medallion Loan Documents, (c) all Collections with respect to such Medallion Loans, including all cash collections and other cash proceeds of Medallion Loans, as well as other proceeds of such Medallion Loans or (d) all monies from time to time on deposit in, and all securities, instruments and other investments purchased from time to time with monies on deposit in, the Collection Account (whether or not allocated to any sub-account thereof) and (ii) all cash and non-cash proceeds of any of the foregoing to secure prompt payment and performance of all obligations of the Transferor under or in connection with this Agreement and each other Loan Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent.

(d) In view of the intention of the parties hereto that the Transfers made hereunder shall constitute sales or contributions, as applicable of such Medallion Loans, in each case rather than a loan secured by such Medallion Loans, the Transferor agrees to note on its financial statements and in its books, records and computer files that such Medallion Loans and Related Assets have been sold or contributed to the Transferee, mark its master data processing records relating to the Medallion Loans with a legend, acceptable to the Transferee and the Agent, evidencing that the Transferee has acquired such Medallion on or prior to the related Transfer Date, treat such transfers as sales or contributions, as applicable, for tax and accounting purposes, and respond to any inquiries made by third parties as to the ownership of such Medallion Loans that such assets have been sold or contributed to, and are owned by, the Transferee.

(e) In furtherance of each Transfer, the Transferor shall execute and deliver to the Transferee a fully executed Transfer Agreement in the form included herein as Exhibit A in which the Medallion Loans being transferred by the Transferor to the Transferee by such Transfer shall be identified, and which Transfer Agreement shall be deemed to supplement this Agreement.

Section 2.02. Transfers from the Transferor.

(a) The initial Transfer shall be made on the Closing Date, provided that a notice requesting such Transfer (such notice to be in substantially the form of Exhibit C hereto) is received by the Transferee on or before the date of such initial Transfer. Each subsequent Transfer shall be made on a Business Day following the receipt by the Transferee of a written notice from the Transferor (such notice to be in substantially the form of Exhibit C hereto), with a copy sent to the Agent, at least one Business Day before such subsequent purchase date. The Transferee shall promptly, after the receipt of such notice, notify the Transferor whether the Transferee has determined to make such Transfer.

(b) The purchase price (the “Purchase Price”) for Purchased Medallion Loans (together with Related Assets) shall be the Outstanding Balance of such Medallion Loans on the Transfer Date (after giving effect to the scheduled payments due (whether or not received) on such Medallion Loans on or before the Transfer Date) plus accrued interest to but not including the Transfer Date, except that the Transferor may treat a portion of the Medallion Loans as a Contribution to the Transferee in accordance with Section 2.02(d). No offset of any kind by the Transferee with respect to any Purchase shall be permitted against the Purchase Price.

(c) The Transferee shall pay the Purchase Price for Medallion Loans (together with Related Assets) sold by the Transferor under this Agreement after the Closing Date on the Transfer Date on which such Medallion Loans are purchased, such payment to be made in cash, subject to Section 2.02(d). On the date of each Purchase, the Transferee shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Transferor the Purchase Price in same day funds.

(d) Notwithstanding any provision herein to the contrary, if the Transferor and the Transferee so elect, on any such Transfer Date the Transferor may designate in writing pursuant to the Form of Purchase Notice attached hereto as Exhibit C, all or a portion of the Medallion Loans (but not a portion of any individual Medallion Loan) proposed to be transferred to the Transferee on such Transfer Date as a Contribution to the Transferee. In such an event, the Purchase Price payable with respect to such Purchase shall be reduced by the aggregate amount of the Purchase Price that would be attributable to the Contributed Medallion Loans if such Medallion Loans were conveyed to the Transferee as Purchased Medallion Loans rather than Contributed Medallion Loans; provided, however, that Contributed Medallion Loans shall otherwise constitute Medallion Loans (other than Purchased Medallion Loans) for purposes of this Agreement. The Transferor and the Transferee hereby agree to note any such Contribution on their respective financial statements. The Transferor and the Transferee shall notify the Agent in writing, prior to any applicable Transfer Date, if for any reason the Transferee will not have sufficient funds to pay the Purchase Price for any loans that are the subject of a Transfer hereunder on such Transfer Date. In the absence of such notice, the Transferor shall be deemed to have made a Contribution to the Transferee of all such Medallion Loans for which the Purchase Price is not paid in full on such Transfer Date and such Medallion Loans shall constitute Contributed Medallion Loans hereunder.

Section 2.03. No Obligations or Taxes. The Transferor represents and warrants that (i) there will be no obligations of the Transferor under any Medallion Loans conveyed to the Transferee hereunder after the Closing Date remaining to be performed (and the exercise by the Transferee of any of its rights thereunder or hereunder shall not relieve the Transferor of such obligations if they do exist) and (ii) there will not be payable any taxes, including, without limitation, sales, excise and personal property taxes, in connection with any Medallion Loans conveyed to the Transferee hereunder after the Closing Date, except for income and similar taxes in connection with any Medallion Loans payable by the Transferor for periods on and prior to the Closing Date and payable by the Transferee for periods after the Closing Date.

Section 2.04. Collections.

(a) Any Collections of Medallion Loans received (or deemed to have been received) by the Transferor after the applicable Transfer Date shall not be commingled with other funds and shall be remitted directly to the Transferee by depositing such Collections in the Collection Account within one Business Day of the Transferor’s receipt thereof.

(b) If, after the Transfer Date with respect to a Medallion Loan, the Transferee receives any amounts in respect of a scheduled payment due on or before the Transfer Date of such Medallion Loan (and such amounts are not reflected in the Purchase Price for such Medallion Loan), the Transferee shall remit such amounts to the Transferor within one Business Day of the Transferee’s receipt thereof.

Section 2.05. Dilution of Medallion Loans. If on any day the amount of any Medallion Loan which is the subject of a Transfer hereunder, or the amount of Collections on such Medallion Loan which the Transferee (as assignee of the Transferor) is entitled to receive and retain, is reduced or cancelled as a result of (a) any act or omission by any Person or any other event or circumstance whatsoever that existed or occurred on or prior to the Transfer Date for such Medallion Loan (excluding the bankruptcy of the Obligor or the Obligor’s financial ability to pay), (b) any act or omission of the Transferor (whether in its capacity as Servicer or otherwise) or any act or omission by any other Person taken or omitted to be taken with the consent or authorization of the Transferor that constitutes or results in a breach of a representation or warranty or other violation of the Loan Documents, whether such act or omission occurred prior to, on or after the Transfer Date for such Medallion Loan or (c) any setoff or claim asserted by any Obligor, or any other Person (whether such setoff or claim arises out of the same or a related transaction or an unrelated transaction) arising out of any act, omission, event or circumstance described in clause (a) or (b), the Transferor shall pay to the Transferee an amount equal to the amount of such reduction or cancellation; provided, however, that in no event shall the Transferor be required to pay more than the Borrowing Base Deficiency existing after giving effect to such reduction or cancellation.

ARTICLE III.

CONDITIONS OF PURCHASES

Section 3.01. Conditions Precedent to Initial Transfer. The initial Transfer hereunder is subject to the condition precedent that the Transferee shall have received on or before the date of such Transfer the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Transferee:

(a) a copy of the resolutions of the board of directors of the Transferor approving this Agreement and the other Loan Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its secretary or assistant secretary;

(b) (i) a certificate of the secretary or assistant secretary of the Transferor certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other documents to be delivered by it hereunder (on which certificate the Transferee may conclusively rely until such time as the Transferee shall receive from the Transferor a revised certificate meeting the requirements of this subsection (b)), (ii) a copy of the certificate of incorporation of the Transferor and (iii) a copy of the Transferor’s by-laws;

(c) financing statements (Form UCC-1), in proper form for filing, naming Medallion Financial as the debtor/seller of the Financial Medallion Loans and Related Assets, the Transferor as secured party/buyer/assignor and the Transferee as assignee thereof, or other documents, as may be necessary or, in the opinion of the Transferee, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Transferor’s, and therefore, the Transferee’s, interests in the Financial Medallion Loans;

(d) financing statements (Form UCC-1), in proper form for filing, naming Freshstart as the debtor/seller of the Freshstart Medallion Loans and Related Assets, the Transferor as secured party/buyer/assignor and the Transferee as assignee thereof, or other documents, as may be necessary or, in the opinion of the Transferee, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Transferor’s, and therefore, the Transferee’s, interests in the Freshstart Medallion Loans;

(e) financing statements (Form UCC-1), in proper form for filing, naming Medallion Capital as the debtor/seller of the Capital Medallion Loans and Related Assets, the Transferor as secured party/buyer/assignor and the Transferee as assignee thereof, or other documents, as may be necessary or, in the opinion of the Transferee, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Transferor’s, and therefore, the Transferee’s, interests in the Capital Medallion Loans;

(f) financing statements (Form UCC-1), in proper form for filing, naming the Transferor as the debtor/seller of the Medallion Loans and Related Assets and the Transferee as secured party/buyer/assignor and the Agent as assignee thereof, or other documents, as may be necessary or, in the opinion of the Transferee, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Transferee’s interests in the Medallion Loans and Related Assets;

(g) receipt-stamped copies of proper financing statements (Form UCC-3), if any, necessary to release all security interests and other rights of any Person in any Medallion Loans and Related Assets previously granted by the Transferor, Medallion Financial, Freshstart or Medallion Capital;

(h) an opinion of Willkie Farr & Gallagher LLP, counsel to the Transferor, the Transferee, Medallion Financial, regarding the characterization of the Financial Medallion Loans sold by Medallion Financial to the Transferor pursuant to the Medallion Financial Loan Sale Agreement, the Freshstart Medallion Loans sold by Freshstart to the Transferor pursuant to the Freshstart Loan Sale Agreement, the Capital Medallion Loans sold by Medallion Capital to the Transferor pursuant to the Medallion Capital Loan Sale Agreement and the Medallion Loans sold or contributed by the Transferor to the Transferee hereunder as true sales or contributions of, and not loans secured by, the Financial Medallion Loans, the Freshstart Medallion Loans, the Capital Medallion Loans or the Medallion Loans, as applicable, and as to the substantive nonconsolidation of either the Transferor or Medallion Financial with the Transferee in a bankruptcy of the Transferor; and

(i) an opinion of Willkie Farr & Gallagher LLP, counsel to the Transferor, as to perfection, priority, certain corporate matters and such other matters as the Transferee may reasonably request.

Section 3.02. Conditions Precedent to All Transfers. Each Transfer (including the initial Transfer) from the Transferor by the Transferee shall be subject to the further conditions precedent that on the date of such Transfer, the following statements shall be true and the Transferor, by accepting the amount of such Transfer, shall be deemed to have certified that:

(a) the representations and warranties contained in Section 4.01 are correct on and as of such day as though made on and as of such date;

(b) no event has occurred and is continuing, or would result from such Transfer, which constitutes a Termination Event or would constitute a Termination Event but for the requirement that notice be given or time elapse or both;

(c) the Custodian shall have (i) received, in each case, with respect to each Medallion Loan, (a) each Obligor Note with respect to each Medallion Loan purchased by the Transferee, together with each other “instrument” (as defined in the UCC of the jurisdiction the law of which governs the perfection of the interest in such Medallion Loan created hereunder) evidencing such Medallion Loan, duly endorsed in blank, (b) executed originals of each of the other Medallion Loan Documents related to the Medallion Loan included in such Transfer and (c) all Records related to such Medallion Loan and each other documents and instruments specified to be included therein in the form specified in the definition of “Medallion Loan File” and (ii) delivered to the Transferee a “Trust Receipt” (as defined in the Custodial Agreement) for each Medallion Loan;

(d) the Transferor shall have delivered to the Agent and the Transferee a duly executed copy of the related Transfer Agreement; and

(e) all conditions to the making of Advances under the Loan Agreement shall have been satisfied.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Transferor. The Transferor represents and warrants as follows as of the Closing Date and the date of each Transfer:

(a) Eligibility. As of the date on which a Medallion Loan is sold hereunder, such Medallion Loan is an Eligible Medallion Loan.

(b) Existence; Qualification. The Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full power and authority to own its properties and conduct its business as presently owned or conducted and to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is party. The Transferor is duly qualified to do business and is in good standing as a foreign corporation, and has obtained all necessary licenses and approvals, in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals could have a material adverse effect on the Transferor’s ability to perform its obligations under the Loan Documents to which it is a party.

(c) Authority and Authorization; Enforceability; Approvals; Absence of Adverse Notice. The Transferor has the power, authority and legal right to make, deliver and perform this Agreement and each of the Loan Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of each of the Loan Documents to which it is a party. This Agreement and each of the Loan Documents to which the Transferor is a party constitute the legal, valid and binding obligations of the Transferor, enforceable against the Transferor in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Transferor of any Loan Document to which it is a party, or the validity or enforceability of any Loan Document or Medallion Loans, other than such as have been met or obtained. The Transferor has not received any notice, nor does the Transferor have any knowledge or reason to believe, that any Taxi Commission or other Governmental Authority intends to seek the cancellation, termination or modification of any of its licenses or permits, or that valid grounds for such cancellation, termination or modification exist.

(d) No Breach. The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto will not (i) create any Adverse Claim on Medallion Loans and Related Assets other than as contemplated in this Agreement or (ii) violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of incorporation or by-laws of the Transferor or any mortgage, indenture, contract or other agreement to which the Transferor is a party or by which the Transferor or any property or assets of the Transferor may be bound.

(e) Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of the Transferor, threatened against the Transferor or any properties of the Transferor or with respect to this Agreement which, if adversely determined, could have a material effect on the business, assets or financial condition of the Transferor or which would draw into question the validity of this Agreement, any Loan Document to which the Transferor is a party or any of the other applicable documents forming part of the Medallion Loans and Related Assets.

(f) No Adverse Selection. In selecting the Medallion Loans to be sold pursuant to this Agreement, no selection procedures were employed which are intended to be, or have the effect of being, adverse to the interests of the Transferee.

(g) Bulk Transfer. The sale of Medallion Loans by the Transferor to the Transferee pursuant to this Agreement is in the ordinary course of business for the Transferor and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(h) Adverse Orders. No injunction, writ, restraining order or other order of any nature adversely affects the Transferor’s performance of its obligations under this Agreement or any Loan Document to which the Transferor is a party.

(i) Chief Executive Office; Jurisdiction of Organization. The Transferor’s chief executive office (and the location of the Transferor’s records regarding the Medallion Loans) is located at 437 Madison Avenue, New York, New York 10022. On the Effective Date, the Transferor’s jurisdiction of organization is the State of New York.

(j) Legal Name. The Transferor’s legal name is as set forth in this Agreement; the Transferor has not changed its name since its formation; the Transferor does not have trade names, fictitious names, assumed names or “doing business as” names.

(k) Valid Interest. No transfer of any Medallion Loan or Related Asset by the Transferor to the Transferee constitutes a fraudulent transfer or fraudulent conveyance under the United States Bankruptcy Code or applicable state bankruptcy or insolvency laws or is otherwise void or voidable or subject to subordination under similar laws or principles or for any other reason. The transfer of Medallion Loans and Related Assets by the Transferor to the Transferee under this Agreement constitutes a true and valid assignment and transfer for consideration of such Medallion Loans and Related Assets under applicable state law (and not merely a pledge of such Medallion Loans and Related Assets for security purposes), enforceable against the creditors of the Transferor, and any Medallion Loans and Related Assets so purchased will not constitute property of the Transferor.

(l) Solvency. The Transferor is solvent and will not become insolvent after giving effect to the transactions contemplated hereby; the Transferor is paying its debts as they become due; and the Transferor, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

(m) Consideration. The Transferor has received fair consideration and reasonably equivalent value in exchange for the sale of Medallion Loans by the Transferor hereunder.

(n) Adverse Agreements. There are no agreements in effect adversely affecting the rights of the Transferee to make, or cause to be made, the grant of the security interest in the Medallion Loans and Related Assets contemplated by the Loan Agreement.

(o) No Default. No Termination Event, Default or Event of Default has occurred and is continuing.

(p) Lock-Box Accounts. The Transferor has not established, and there do not currently exist for the benefit of the Transferor or any of the Transferor’s creditors, any lock-box accounts for the receipt of payments from Obligors in respect of Medallion Loans. All Obligors of Medallion Loans transferred by the Transferor to the Transferee hereunder have been, or upon transfer hereunder will be, instructed by invoice to make payments only to the Transferee or its order and such instructions are or will be in full force and effect at the time of transfer hereunder.

(q) Separate Corporate Existence. The Transferor is entering into the transactions contemplated by this Agreement in reliance on the Transferee’s identity as a separate legal entity from the Transferor and each of its Affiliates other than the Transferee, and acknowledges that the Transferee and the other parties to the Loan Documents to which the Transferee is a party are similarly entering into the transactions contemplated by such other Loan Documents in reliance on the Transferee’s identity as a separate legal entity from the Transferor and each such other Affiliate.

(r) Underwriting and Servicing. Each Medallion Loan was underwritten in accordance with the Underwriting Guidelines and is being serviced in conformity with the Transferor’s standard underwriting, credit, collection, operating and reporting procedures and systems and otherwise in accordance with Accepted Servicing Practices and the Credit and Collection Policy.

(s) Liens. The Transferor has not assigned, pledged or otherwise conveyed or encumbered any Medallion Loan or Related Assets to any other Person, and immediately prior to the sale of any Medallion Loan or Related Assets to the Transferee, the Transferor was the sole owner of such Medallion Loan and Related Assets and had good and marketable title thereto, free and clear of all Liens other than those created hereunder and in favor of the Transferee, except for Permitted Participation Interests and Liens to be released hereunder.

(t) Loan Documents; Transferor Title. The Transferor has delivered to the Transferee true and correct copies of all material agreements between each Obligor, on the one hand, and the applicable Originator, and any assignee thereof, on the other hand. The Transferor is not in default of any of its obligations under any Loan Document in any material respect. At the time of transfer of each Medallion Loan by the Transferor to the Transferee, the Transferor shall be the lawful owner of, and have good title to, such Medallion Loan and Related Assets, free and clear of any Liens (except for Permitted Participation Interests and Liens created hereunder and under the Loan Documents). All such Medallion Loans and Related Assets are transferred to the Transferee without recourse to the Transferor except as described herein, which in any event shall not include any recourse to the Transferor on account of a credit default under a Medallion Loan. The Obligor is not in default of any of its obligations under any Medallion Loan Document in any material respects.

(u) Taxes. The Transferor has filed or caused to be filed all federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Transferor has set aside adequate reserves on its books in accordance with generally accepted accounting principles and which have not given rise to any Liens.

(v) Anti-Terrorism Laws. The Transferor is not, and no Person who owns a controlling interest in or otherwise controls the Transferor is or shall be (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”) or (ii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). The Transferor is not (x) a Person or entity with which the Transferee is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or (y) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders or (z) is affiliated or associated with a Person or entity listed in the preceding clause (x) or clause (y). None of the Transferor, its Affiliates, brokers or other agents acting in any capacity in connection with the transactions contemplated hereunder (I) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders or (II) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(w) No Violation of Anti-Money Laundering Laws. Neither the Transferor nor any holder of a direct or indirect interest in the Transferor (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

(x) True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Transferor to the Transferee, the Agent, any Lender or the Custodian in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto are true and correct in every material respect, or (in the case of projections) are based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of the Transferor that, after due inquiry, should reasonably be expected to have a Transaction Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Transferee, the Agent, any Lender or the Custodian for use in connection with the transactions contemplated hereby or thereby.

(y) Investment Company. The Transferor is a closed end management investment company registered under the Investment Company Act. The Transfers hereunder and the performance of the transactions contemplated by this Agreement and the other Loan Documents will not violate any provision of said Act, or any rule, regulation or order issued by the Securities Exchange Commission thereunder.

(z) ERISA. The Transferor is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) to the Pension Benefit Guaranty Corporation (or any successor thereto) under ERISA.

(aa) Sharing of Payments. There is not now, nor will there be at any time in the future, any agreement or understanding between the Transferor and the Transferee (other than as expressly set forth in the Shared Services Agreement and the Loan Documents) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.

(bb) Ownership of the Transferee. The Transferor owns one hundred percent of the issued and outstanding ownership interests and other equity of the Transferee, free and clear of any Adverse Claims. Such ownership interests are validly issued, fully paid and nonassessable and there are no options, warrants or other rights to acquire securities or other equity interests of the Transferee.

(cc) Financial Statements of Transferor. The consolidated balance sheets of the Transferor and its consolidated Subsidiaries as at December 31, 2007, and the related statements of income and retained earnings of the Transferor and its consolidated Subsidiaries for the fiscal year then ended, certified by Weiser LLP, independent public accountants, copies of which have been furnished to the Transferee and the Agent, fairly present in all material respects the consolidated financial condition of the Transferor and its consolidated Subsidiaries as at such date and the consolidated results of the operations of the Transferor and its consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.

(dd) Transaction Material Adverse Effect. Since December 31, 2007, there shall not have occurred one or more events that, in the judgment of the Agent or the Lender exercised in good faith, constitutes, or could reasonably be expected to constitute, a Transaction Material Adverse Effect.

(ee) Reduction or Cancellation of Principal Balance. Other than as expressly permitted by the Loan Documents, the Transferor has not taken or omitted to take (or authorized any other Person to take or omit to take) any action that would result in the reduction or cancellation of the principal balance of any Medallion Loan or the amount of Collections on such Medallion Loan that the Transferee (as assignee of the Transferor) is entitled to receive and retain.

ARTICLE V.

GENERAL COVENANTS OF THE TRANSFEROR

Section 5.01. Affirmative Covenants of the Transferor. From the date hereof until the later of the Termination Date or the Final Payout Date, the Transferor will, unless the Transferee shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply in all material respects with all Requirements of Law with respect to its business and properties or Medallion Loans. Without limiting the generality of the foregoing, the Transferor shall cause all advertising, origination and servicing activities, procedures and materials used with regard to any Medallion Loan made or accounts acquired, collected or serviced by the Transferor to comply with all applicable Federal, state and local laws, ordinances, rules and regulations, including but not limited to those related to usury, truth in lending, real estate settlement procedures, consumer protection, equal credit opportunity, fair debt collection, rescission rights and disclosures, except where failure to comply would not have a Transaction Material Adverse Effect.

(b) Preservation of Corporate Existence. Observe all corporate procedures required by its charter and by-laws and preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals could have a material adverse effect on (i) the interests of the Transferee hereunder or in Medallion Loans, (ii) the collectibility of any Medallion Loan or (iii) the ability of the Transferor to perform its obligations hereunder or under any other Loan Document to which it is a party.

(c) Inspection of Books and Records. Grant the Transferee and independent accountants appointed by, or other agents of, either of the foregoing, the right, no more frequently than two times during any period of twelve consecutive months or at any time if a Termination Event, or an event that with the giving of notice, the lapse of time or both would constitute a Termination Event, has occurred and is continuing, upon reasonable prior written notice to the Transferor, to visit the Transferor, to discuss the affairs, finances and accounts of the Transferor with, and to be advised as to the same by, its officers, and to examine the books of account and records of the Transferor, and to make or be provided with copies and extracts therefrom, and, upon reasonable notice, to discuss the affairs, finances and accounts of the Transferor with, and to be advised as to the same by, the independent accountants of the Transferor (and by this provision the Transferor authorizes such accountants to discuss such affairs, finances and accounts, whether or not a representative of the Transferor is present, it being understood that nothing contained in this Section 5.01(c) is intended to confer any right to exclude any such representative from such discussions), all at such reasonable times and intervals and to such reasonable extent during regular business hours as the Transferee (or designated representative thereof) or such accountants or agents appointed by any of the foregoing, as applicable, may desire. The Agent may, at the reasonable expense of the Transferee, (i) perform or direct the Transferor to perform background checks on any material personnel hired by any the Transferor or any other Top Tier Related Party or Originator after the Effective Date and (ii) on a quarterly basis (at the same time as any under any other Loan

Document), contact Obligors directly for the purpose of confirming information relating to the Medallion Loans. The Transferor shall cooperate, and shall cause each other Top Tier Related Party and Originator to cooperate, with the Agent in any such background check, confirmation or audit and shall furnish to the Agent all information (including, without limitation, names and addresses of Obligors) that the Agent may reasonably request in connection therewith. Notwithstanding anything to the contrary contained herein, the Agent will not claim reimbursement from the Transferee for any expenses under this Section 5.01(c) to the extent it has been reimbursed by the Transferee under another Loan Document and the background checks, confirmations and audits provided herein will be without duplication of background checks, confirmations and audits provided for under the Loan Agreement.

(d) Keeping of Records and Books of Account. Keep proper books of record and account, which shall be maintained or caused to be maintained by the Transferor (by itself or through its agents) and shall be separate and apart from those of any Affiliate of the Transferor, in which full and correct entries shall be made of all financial transactions and the assets and business of the Transferor in accordance with generally accepted accounting principles consistently applied.

(e) Location of Records. Keep its principal place of business and chief executive office, and the office where it keeps the books, records and documents regarding Medallion Loans and Related Assets, at the address of the Transferor referred to in Section 9.02 and listed upon Exhibit B or, upon thirty days’ prior written notice to the Transferee, at any other location within the United States with respect to which all applicable action required by Section 6.04 shall have been taken and completed.

(f) Credit and Collection Policies. Comply in all material respects with the Credit and Collection Policy in regard to each Medallion Loan and Related Assets.

(g) Collections. Instruct all Obligors to cause all Collections to be forwarded to the Transferee or to its order and if the Transferor shall receive any Collections, the Transferor shall hold such Collections in trust and remit such Collections to the Transferee or to its order as soon as practicable, but in no event later than one Business Day after receipt thereof.

(h) Segregation of Collections. Take all necessary actions to prevent the deposit of any funds other than Collections in respect of Medallion Loans into the account in which the Transferor holds any Collections it may receive.

(i) Affiliated Loan Sale Agreements. At its expense timely perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Medallion Financial Loan Sale Agreement, the Freshstart Loan Sale Agreement and the Medallion Capital Loan Sale Agreement (each, an “Affiliated Loan Sale Agreement” and collectively, the “Affiliated Loan Sale Agreements”) maintain the Affiliated Loan Sale Agreements in full force and effect, enforce the Affiliated Loan Sale Agreements in accordance with their terms, and make to any party to the Affiliated Loan Sale Agreements such reasonable demands and requests for information and reports or for action as the Transferor is entitled to make thereunder. Any purchases of Medallion Loans by the Transferor from an Affiliate shall be pursuant to an Affiliated Loan Sale Agreement or an agreement approved by the Agent in writing in its sole and absolute discretion (with any such agreement approved by the Agent also being an “Affiliated Loan Sale Agreement”).

(j) Computer Services. Take such action as may be necessary and commercially reasonable (including, without limitation, obtaining any necessary consents from licensors or other Persons) to provide the Servicer and the Custodian with such licenses, sublicenses and/or assignments of contracts as the Servicer or the Custodian shall from time to time require with regard to all services and computer hardware or software that relate to the servicing of Medallion Loans or Related Assets.

(k) Separate Corporate Existence. Take all actions required and within its corporate power and consistent with all applicable rules and laws regarding governance to maintain the Transferee’s status as a separate legal entity, including, without limitation, (i) not holding the Transferee out to third parties as other than an entity with assets and liabilities distinct from the Transferor; (ii) not holding itself out to be responsible for the debts of the Transferee or, other than by reason of owning capital stock of the Transferee, if any, for any decisions or actions relating to the business and affairs of the Transferee; (iii) causing any financial statements consolidated with those of the Transferee to state that the Transferee is a separate corporate entity with its own separate creditors who, in any liquidation of the Transferee, will be entitled to be satisfied out of the Transferee’s assets prior to any value in the Transferee becoming available to the Transferee’s equity holders; (iv) taking such other actions as are necessary on its part to ensure that all corporate procedures required by its charter and the Transferee’s governing documents are duly and validly taken; (v) keeping, with respect to the Transferor, correct and complete records and books of account and corporate minutes; and (vi) not acting in any other matter that could foreseeably mislead others with respect to the Transferee’s separate identity.

(l) Accuracy of Opinions. The Transferor shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinion of Willkie, Farr & Gallagher LLP, counsel to the Transferor, issued in connection with this Agreement and other Loan Documents and relating to the issues of substantive consolidation, true contribution and true sale of the Medallion Loans.

(m) Financial Reporting.

(i) The Transferor shall deliver to the Agent within 30 days after the last day of each calendar month, (i) unaudited balance sheets and statements of income for the Transferor for such month and (ii) a certificate of a Responsible Officer of the Transferor, stating that such financial statements are presented fairly in all material respects and in accordance with GAAP, subject to year-end audit adjustments.

(ii) The Transferor shall deliver to the Agent within 90 days after the end of each fiscal year, the consolidated and consolidating balance sheets of the Transferor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for the Transferor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Transferor and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Termination Event. The annual separate financial statements of the Transferor shall disclose the effects of the transactions contemplated by this Agreement as a sale and/or contribution of the Medallion Loans and other Collateral. All financial statements required to be delivered in respect of the Transferor pursuant to this Section 5.01 must be delivered on both a consolidated (with its consolidated subsidiaries) and a consolidating basis, including separate financial statements for the Transferee on a stand-alone basis presented as supplemental consolidating financial statements; provided, however, that for the year ended 2008, such consolidating financial statements are not required to be covered by the report of independent certified public accountants required pursuant to this Section 5.01.

(n) Reduction or Cancellation of Principal Balance. Other than as expressly permitted by the Loan Documents, the Transferor shall not take or omit to take (or shall not authorize any other Person to take or omit to take) any action that would result in the reduction or cancellation of the principal balance of any Medallion Loan or the amount of Collections on such Medallion Loan that the Transferee (as assignee of the Transferor) is entitled to receive and retain.

Section 5.02. Reporting Requirements of the Transferor. From the date hereof until the later of the Termination Date or the Final Payout Date, the Transferor will, unless the Transferee shall otherwise consent in writing, furnish to the Transferee:

(a) Notice of Termination Events. Immediately upon the Transferor’s becoming aware of the occurrence of a Termination Event or an event which, with the giving of notice or lapse of time or both, would constitute a Termination Event, (i) the statement of the chief financial officer or chief accounting officer of the Transferor setting forth details of such event and the action which the Transferor proposes to take with respect thereto and (ii) as soon as possible and in any event within five Business Days after the occurrence thereof, notice of any other event, development or information which is reasonably likely to materially adversely affect the condition (financial or otherwise), business, operations, property or prospects of the Transferor or the ability of the Transferor to perform its obligations under this Agreement or any other Loan Document to which it is a party.

(b) Affiliated Loan Sale Agreements. Promptly and in any event within one Business Day after the Transferor’s receipt thereof, copies of all notices, requests, and other documents (excluding regular monthly reports) delivered or received by the Transferor under or in connection with any Affiliated Loan Sale Agreement.

(c) Other Information. Promptly, from time to time, such other information, documents, records or reports respecting Medallion Loans or the conditions or operations, financial or otherwise, of the Transferor (including, without limitation, reports and notices relating to the Transferor’s actions under, and compliance with, ERISA) as the Transferee may from time to time request in order to perform its obligations hereunder or under any other Loan Document to which it is a party or to protect the interests of the Transferee under or as contemplated by this Agreement and the other Loan Documents.

(d) Underwriting Guidelines; Credit and Collection Policy. The Transferor shall promptly notify the Transferee if the Transferor or any Originator amends, modifies or revises its Underwriting Guidelines (and the Transferor shall require any Originator to notify the Transferee of any such amendment, modification or revision).

(e) Litigation. The Transferor will promptly, and in any event within 10 days after service of process on any of the following, give to the Transferee and the Agent notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitral proceedings affecting the Transferor or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated hereby or (ii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Transaction Material Adverse Effect.

(f) Change in Circumstance. Promptly upon receipt of notice or knowledge of any event or change in circumstances which could reasonably be expected to have a Transaction Material Adverse Effect, the Transferor will give notice promptly to the Transferee and the Agent.

Section 5.03. Negative Covenants of the Transferor. From the date hereof until the later of the Termination Date or the Final Payout Date, the Transferor will not without the written consent of the Transferee:

(a) No Liens. Other than Permitted Participation Interests or pursuant to a conveyance hereunder or as otherwise contemplated herein or any other Loan Document, sell, pledge, assign or transfer to any Person, or grant, create, incur, assume or suffer to exist any Lien on, any Medallion Loan or Related Asset, whether now existing or hereafter created, or any interest therein, and the Transferor shall defend the right, title and interest of the Transferee in and to Medallion Loans and Related Assets, whether now existing or hereafter created, against all claims of third parties claiming through or under the Transferor.

(b) Extension or Amendment of Medallion Loans. Attempt to (or permit any Top Tier Related Party to) extend, amend or otherwise modify (or consent or fail to object to any such extension, amendment or modification by any Originator or the Servicer of) the terms of any Medallion Loan, or amend, modify or waive (or consent or fail to object to any such amendment, modification or waiver by any Originator or the Servicer) (or permit any Top Tier Related Party to do the same) any payment term or condition of any invoice related thereto; provided, however, that the Transferor may take any of the foregoing actions in its capacity as Servicer so long as such action is expressly authorized under the Servicing Agreement. The Transferor will not attempt (and will not permit any Top Tier Related Party to) to rescind or cancel, or permit the rescission or cancellation of, any Medallion Loan except as ordered by a court of competent jurisdiction or other Governmental Authority and will provide the Transferee prompt notice of any such order.

(c) Instructions to Obligors. The Transferor will not instruct any Obligor to remit Collections to any Person, address or account other than the Collection Account or as otherwise directed by the Agent in writing.

(d) Change in Corporate Name. (i) Make any change to its corporate name or principal place of business or use any trade names, fictitious names, assumed names or “doing business as” names unless, at least thirty days prior to the effective date of any such name change or use or change in principal place of business, the Transferor delivers to the Transferee and the Custodian such financing statements (Forms UCC-1 and UCC-3) authorized by the Transferor which the Transferee or the Custodian may reasonably request to reflect such name change or use, together with such other documents and instruments that the Transferee or the Custodian may reasonably request in connection therewith or (ii) change its jurisdiction of incorporation unless the Transferee and the Custodian shall have received from the Transferor (a) written notice of such change at least thirty days prior to the effective date thereof and (b) prior to the effective date thereof, if the Transferee shall so request, an Opinion of Counsel, in form and substance reasonably satisfactory to the Transferee, as to such incorporation and the Transferor’s valid existence and good standing and as to the matters referred to in Section 4.01(g).

(e) Accounting of Transfers. Prepare any financial statements or other statements which shall account for the transactions contemplated hereby in any manner other than the sale and/or contribution, as set forth in Section 2.02 of this Agreement, of Medallion Loans by the Transferor to the Transferee.

(f) Deposits to Lock Box Accounts. Deposit or otherwise credit, or cause to be so deposited or credited, or consent or fail to object to any such deposit or credit, to any account in which it holds Collections cash proceeds other than Collections of Medallion Loans.

(g) Affiliated Loan Sale Agreements. (i) Cancel or terminate any Affiliated Loan Sale Agreement or consent to or accept any cancellation or termination thereof, (ii) amend or otherwise modify any term or condition of any Affiliated Loan Sale Agreement or give any consent, waiver or approval thereunder, (iii) waive any default under or breach of any Affiliated Loan Sale Agreement or (iv) take any other action under any Affiliated Loan Sale Agreement not required by the terms thereof to the extent that it would impair the value of any Medallion Loan or Related Assets or the rights or interests of the Transferor thereunder.

(h) Change in State of Organization. The Transferor will not change its jurisdiction of organization from New York unless it shall have provided the Transferee thirty days’ prior written notice of such change.

(i) Merger, Consolidation or Assumption of Obligations. The Transferor shall not merge or consolidate with any other Person, convey, transfer or lease substantially all its assets as an entirety to another Person, or permit any other Person to become the successor to its business unless, after the merger, consolidation, conveyance, transfer, lease or succession, the successor or surviving entity shall be capable of fulfilling its duties contained in this Agreement.

Any entity (i) into which the Transferor may be merged or consolidated, (ii) resulting from any merger or consolidation to which the Transferor shall be a party, (iii) which acquires by conveyance, transfer, or lease substantially all of the assets of the Transferor or (iv) succeeding to the business of the Transferor, in any of the foregoing cases shall execute an agreement of assumption to perform every obligation of the Transferor, under this Agreement and, whether or not such assumption agreement is executed, shall be the successor to the Transferor, under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding; provided, however, that any such successor Transferor shall be liable for all obligations of the Transferor hereunder (including those arising prior to the relevant merger, consolidation or succession). The Transferor shall provide notice of any merger, consolidation or succession with respect thereto pursuant to this Section 5.03(i) to the Transferee and the Agent.

ARTICLE VI.

ADMINISTRATION AND COLLECTION

Section 6.01. Designation of the Servicer. Consistent with the Transferee’s ownership of Medallion Loans and Related Assets, the Transferor agrees that the Transferee shall have the sole right to service, administer and collect Medallion Loans, to assign such right and to delegate such right to any other Person to the extent permitted under the Loan Agreement. The Transferor hereby acknowledges that the Transferee has appointed the Transferor to be the Servicer with respect to Medallion Loans under the Servicing Agreement, and the Transferor, in its capacity as Servicer, has accepted such appointment. The Transferor shall deliver all Records to the Custodian, with copies to the Servicer, as agent for the Transferee, and the Custodian shall hold all such Records in trust for the Transferee in accordance with its interests.

Section 6.02. Rights of the Transferee.

(a) At any time:

(i) the Transferee may notify any or all of the Obligors of Medallion Loans of the Transferee’s ownership interest in Medallion Loans and direct such Obligors, or any of them, that payment of all amounts payable under any Medallion Loans be made directly to the Servicer, the Collection Account or otherwise as the Transferee shall elect;

(ii) the Transferor shall, at the Servicer’s, the Transferee’s or the Custodian’s request and at the Transferor’s expense, give notice of the Transferee’s interest in Medallion Loans to each Obligor and direct that payments be made directly to the Servicer, the Collection Account or otherwise as the Transferee shall elect; and

(iii) the Transferor shall, at the Servicer’s, the Transferee’s or the Custodian’s request, assemble all Records which the Transferee reasonably believes are necessary or appropriate for the administration and enforcement of Medallion Loans, and shall make the same available to the Transferee at a place selected by the Transferee or its designee.

(b) The Transferor hereby authorizes the Transferee and the Servicer at any time to take any and all steps in the Transferor’s name and on behalf of the Transferor necessary or desirable, in the determination of the Transferee and/or the Servicer, to collect all amounts due under any and all Medallion Loans, including, without limitation, endorsing the Transferor’s name on checks and other instruments representing Collections and enforcing such Medallion Loans.

Section 6.03. Responsibilities of the Transferor. Anything herein to the contrary notwithstanding, the Transferor represents that none of its obligations under the Medallion Loan Documents related to Medallion Loans remains unperformed and that in any event, the exercise by the Transferee of its rights hereunder shall not relieve the Transferor from such obligations if they do exist.

Section 6.04. Maintenance of Perfection.

(a) The Transferor agrees to take all actions, including conducting lien searches and filing UCC continuation statements, necessary or desirable to ensure that the Liens arising pursuant to the Medallion Loan Documents and securing repayment of any Obligor’s indebtedness evidenced by an Obligor Note, at the time of conveyance of the related Medallion Loan to the Transferee hereunder, will be perfected (with the first level of priority) security interests (except as otherwise approved by Transferee) in all applicable jurisdictions. To the extent that any Obligor Note with respect to a Medallion Loan or any other “instrument” (as defined in the UCC of the jurisdiction the law of which governs the perfection of the interest in such Medallion Loan created hereunder) evidencing such Medallion Loan comes into the possession of the Transferor, the Transferor agrees that it will promptly deliver such item to the Custodian, duly endorsed in favor of the Transferee or in blank at the Transferee’s direction on or before the applicable Transfer hereunder.

(b) The Transferor agrees from time to time, at the Transferor’s expense, promptly to execute and deliver, or cause to be executed and delivered, all further instruments and documents, and take all further action (including the making, or causing to be made, of notations on the records of the Transferor or the Servicer) necessary or desirable or that the Transferee, the Servicer, the Agent or the Custodian may reasonably request in order to perfect, maintain perfected, protect or more fully evidence any Transfer to the Transferee hereunder, or to enable the Transferee, the Custodian or the Agent to exercise or enforce any of their respective rights hereunder or under any other Loan Document.

(c) To the fullest extent permitted by applicable law, the Transferor hereby grants to the Servicer, the Custodian and the Transferee, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to authorize and file in the name of the Transferor, or in its own name, such financing statements and continuation statements and amendments thereto or assignments thereof as the Transferee deems necessary to protect or perfect the Transferee’s rights in Medallion Loans and the Related Assets. This appointment is coupled with an interest and is irrevocable and may be exercised by the Agent on behalf of the Transferee.

(d) Without limiting the generality of the foregoing, the Transferor will upon the request of the Servicer, the Custodian or the Transferee: (i) authorize and file, or cause the applicable Originator to authorize and file, such financing or continuation statements, or amendments thereto or assignments thereof, and execute and file such other instruments or notices, as may be necessary or appropriate or as the Servicer, the Custodian or the Transferee may request and (ii) mark, or seek to cause the applicable Originator to mark, its master data processing records evidencing such Medallion Loans and related Medallion Loan Documents, as the Servicer, the Custodian or the Transferee may request. The Transferor, for itself and on behalf of the Originators, hereby authorizes the Servicer, the Custodian or the Transferee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any Medallion Loans and Related Assets now existing or hereafter arising without the signature of the Transferor or any Originator, as applicable, where permitted by law. A carbon, photographic or other reproduction of this Agreement or any of the Affiliated Loan Sale Agreements, as applicable, or of any financing statement covering Medallion Loans, Financial Medallion Loans, Freshstart Medallion Loans or Capital Medallion Loans or any part thereof, shall be sufficient as a financing statement.

(e) If the Transferor fails to perform any of its agreements or obligations under this Agreement, the Transferee, the Custodian or the Servicer may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Transferee, the Custodian or the Servicer incurred in connection therewith shall be payable by the Transferor upon the Transferee’s, the Custodian’s or the Servicer’s demand therefore.

(f) At the expense of the Transferor, the Transferee shall take, in respect of any Ineligible Medallion Loan reacquired by the Transferor pursuant to Section 8.02 hereof, all such actions reasonably requested by the Transferor that are otherwise to be performed by the Transferor pursuant to Section 6.04(a) through (d).

ARTICLE VII.

TERMINATION EVENTS

Section 7.01. Termination Events. If any of the following events (each, a “Termination Event”) shall occur:

(a) Any Core Related Party shall fail to make any payment, transfer or deposit to be made by it hereunder or any other Loan Document when due and such failure shall remain unremedied for two Business Days; or

(b) Any representation, warranty, certification or statement made by any Core Related Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made and, if capable of being remedied, such breach shall remain unremedied for five Business Days after the earlier to occur of (x) the date on which a Responsible Officer of such Core Related Party knows of such breach and (y) the date on which the Transferee, the Agent or any Secured Party notifies such Core Related Party of such breach, provided that such breach shall not give rise to a Termination Event if the affected Medallion Loans are retransferred by the Transferor or the Servicer pursuant to Section 8.02; or

(c) Any Core Related Party shall fail to perform or observe any other term, covenant or agreement hereunder or under any other Loan Document (other than as referred to above in this Section) and such failure shall remain unremedied for five Business Days after the earlier to occur of (x) the date on which a Responsible Officer of such Core Related Party knows of such failure and (y) the date on which the Transferee, the Agent or any Secured Party notifies such Core Related Party of such failure; or

(d) Any Transfer to the Transferee shall for any reason cease to create a valid sale, transfer and assignment of all of the Transferor’s right, title and interest in and to such Medallion Loans and Related Assets, or cease to create a valid and perfected first priority “security interest” (as defined in the UCC of the jurisdiction the law of which governs the perfection of the interest in Medallion Loans purchased hereunder) in each Medallion Loan and Related Assets with respect thereto; provided, however, if any such failure relates to a Medallion Loan which is retransferred to the Transferor pursuant to Section 8.02 hereof, then such failure shall not give rise to a Termination Event under this subsection (d); or

(e) The Transferor shall have suffered any material adverse change, as determined by the Agent in its sole discretion, exercised in good faith, to its business, operations, financial condition, properties or prospects that could reasonably be expected to have a material adverse effect on the ability of the Transferor to perform its obligations hereunder or any other Loan Document to which it is a party; or

(f) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any of the assets of the Transferor or any of its Affiliates and such lien shall not have been released within five Business Days or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Transferor or any of its Affiliates and such lien shall not have been released within five Business Days; or

(g) The Transferor’s activities shall have been terminated in whole or in part for any reason by (i) any Taxi Commission (other than the New York City Taxi Commission) or any Governmental Authority and such termination has a Transaction Material Adverse Effect or (ii) the New York City Taxi Commission; or

(h) a Bankruptcy Event shall occur with respect to any Top Tier Related Party; or

(i) a Change of Control occurs; or

(j) any Core Related Party or any SPV Finance Vehicle shall fail to pay any Indebtedness in excess of $2,000,000 when due; or any Core Related Party or SPV Finance Vehicle shall default in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness in excess of $2,000,000 of any Core Related Party or SPV Finance Vehicle shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof; or

(k) (i) a final judgment or judgments for the payment of money in excess of $2,000,000 in the aggregate shall be rendered against any Core Related Party by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within five Business Days from the date of entry thereof, and the applicable Core Related Party shall not, within said period of five Business Days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal or (ii) any Core Related Party shall fail to pay any final judgment for the payment of money when payment of such money is payable in accordance with such final judgment; or

(l) the annual audited consolidated financial statements for any Core Related Party are qualified in any material manner; or

(m) the introduction of or any change in or in the interpretation by any Governmental Authority of any law or regulation applicable to Medallions or Medallion Loans or (ii) the compliance by any Core Related Party with any directive or request from any Governmental Authority (whether or not having the force of law) imposed after the date hereof, shall adversely affect the value of the Medallion Loans or any Medallion Loan Collateral, as determined by the Agent in good faith; or

(n) this Agreement shall cease to be in full force and effect or the enforceability thereof shall be contested by any MF/Borrower Related Party or any Affiliate thereof;

then, and in any such event, the Transferee may immediately, by notice to the Transferor, declare the Termination Date to have occurred, except that, in the case of any Bankruptcy Event, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event.

Upon any such declaration or automatic termination, the Transferee shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of all applicable jurisdictions and other applicable laws, which rights shall be cumulative.

ARTICLE VIII.

INDEMNIFICATION

Section 8.01. Indemnities by the Transferor. Without limiting any other rights which the Transferee or any Secured Party may have hereunder or under applicable law, the Transferor hereby agrees to indemnify the Transferee and, from and after the time of any pledge or assignment hereof by the Transferee to the Agent for the benefit of the Secured Parties under the Loan Agreement, each Secured Party (each, an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by an Indemnified Party arising out of or as a result of the following, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence, bad faith, willful misconduct (including breach of covenant or representation) or the reckless disregard of its own duties on the part of the Transferee or any Secured Party, as the case may be, or (b) recourse for uncollectible Medallion Loans:

(i) any representation or warranty made or deemed made by the Transferor, any of its Non-Borrower Affiliates or any other Originator or Approved Seller (or any of their respective officers) under or in connection with this Agreement or any other Loan Document or any other information or report delivered by the Transferor, any of its Non-Borrower Affiliates or any other Originator or Approved Seller pursuant this Agreement or any other Loan Document (including, without limitation, any representation with respect to a Loan’s classification by the Transferor as an Eligible Medallion Loan), which shall have been false or incorrect in any respect when made or deemed made or delivered;

(ii) the failure by the Transferor, any of its Non-Borrower Affiliates or any other Originator or Approved Seller to comply with any term, provision or covenant contained in this Agreement or with any applicable law, rule or regulation (including tax laws, rules or regulations) with respect to any Medallion Loan or the related Medallion Loan Documents with which compliance is required of the Transferor, any of its Non-Borrower Affiliates or any other Originator or Approved Seller or the nonconformity of any Medallion Loan or the related Medallion Loan Documents with any such applicable law, rule or regulation;

(iii) the failure to vest and maintain vested in the Transferee or to transfer to the Transferee, legal and equitable title to and ownership of, or security interest in, any Medallion Loans together with all Related Assets, free and clear of any Lien (except for Permitted Participation Interests and as permitted hereunder) whether existing at the time of any Transfer or at any time thereafter;

(iv) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of all applicable jurisdictions or other applicable laws or the failure to make other filings with respect to any Medallion Loans, whether at the time of any Transfer or at any subsequent time, but in all events as may be required of the Transferor hereunder;

(v) the failure of the Transferor, any of its Non-Borrower Affiliates or any other Originator or Approved Seller or any of their respective agents and representatives to remit to the Servicer or the Collection Account Collections of Medallion Loans remitted to the Transferor, any of its Non-Borrower Affiliates or any other Originator or Approved Seller or such agent or representative;

(vi) the failure by the Transferor, any of its Non-Borrower Affiliates or any other Originator or Approved Seller to be duly qualified to do business, to be in good standing or to have filed appropriate fictitious or assumed name registration documents in any jurisdiction, where such qualification may be required by applicable law;

(vii) the commingling by the Transferor, any of its Non-Borrower Affiliates or any other Originator or Approved Seller of Collections of Medallion Loans at any time with other funds;

(viii) any failure of the Transferor, any of its Non-Borrower Affiliates or any other Originator or Approved Seller to perform its duties or obligations in accordance with the provisions of this Agreement, any Non-Borrower Affiliated Loan Sale Agreement, any other Loan Document, any Medallion Loan Documents, or any other contract or agreement related to a Medallion Loan or Related Assets with respect thereto;

(ix) any damage suit or other claim arising out of or in connection with any transaction which is the subject of any Medallion Loan Document, any Medallion Loan or any Related Asset with respect thereto, in each case to the extent such suit or claim relates to or arose out of (A) events or circumstances that occurred or existing prior to the applicable Transfer Date or (B) any actual or alleged act or omission on the part of the Transferor, any of its Non-Borrower Affiliates or any other Originator or Approved Seller;

(x) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor to the payment of any Medallion Loan (including, without limitation, a defense based on such Medallion Loan or the related Medallion Loan Documents not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim relating to a Medallion Loan, in each case to the extent such suit or claim relates to or arose out of (A) events or circumstances that occurred or existing prior to the applicable Transfer Date or (B) any actual or alleged act or omission on the part of the Transferor, any of its Non-Borrower Affiliates or any other Originator or Approved Seller;

(xi) any and all taxes (except for taxes on the net income of an Indemnified Party or franchise taxes), that may at any time be asserted with respect to the transactions contemplated herein, the conveyance or ownership of the Medallion Loans or the Related Assets hereunder, including, without limitation, any sales, gross receipts, general corporation, tangible or intangible personal property, privilege, or license taxes and costs and expenses in defending against the same;

(xii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Loan Document, the transactions contemplated hereby or thereby, the use of the proceeds of Purchases, the holding of the Medallion Loans purchased hereunder or any other investigation, litigation or proceeding relating to the Transferor, any of its Non-Borrower Affiliates, any other Originator or Approved Seller, the Medallion Loans or Related Assets in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby or thereby, in each case to the extent such suit or claim relates to or arose out of (A) events or circumstances that occurred or existing prior to the applicable Transfer Date or (B) any actual or alleged act or omission on the part of the Transferor, any of its Non-Borrower Affiliates or any other Originator or Approved Seller;

(xiii) any inability to litigate any claim against any Obligor or any Originator as a result of such Person being immune from civil and commercial law and suit, in each case to the extent such suit or claim relates to or arose out of (A) events or circumstances that occurred or existing prior to the applicable Transfer Date or (B) any actual or alleged act or omission on the part of the Transferor, any of its Non-Borrower Affiliates or any other Originator or Approved Seller; or

(xiv) any Insolvency Proceeding relating to the Transferor or any of its Non-Borrower Affiliates, in each case to the extent such suit or claim relates to or arose out of (A) events or circumstances that occurred or existing prior to the applicable Transfer Date or (B) any actual or alleged act or omission on the part of the Transferor, any of its Non-Borrower Affiliates or any other Originator or Approved Seller.

Notwithstanding anything to the contrary in this Agreement, solely for purposes of the indemnification obligations set forth in this Section 8.01, any representations, warranties and covenants made by the Transferor, any of its Non-Borrower Affiliates or any other Originator or Approved Seller in this Agreement or the other Loan Documents, and any criteria which are set forth in the definition of “Eligible Medallion Loan”, which are qualified by or limited to events or circumstances which have, or are reasonably likely to have, given rise to a Transaction Material Adverse Effect or by any other materiality or knowledge qualification or limitation, shall not be deemed to be so qualified or limited.

If any suit, action, claim or proceeding which might result in indemnification under this Section 8.01 is brought against an Indemnified Party, the Indemnified Party shall, if a claim in respect thereof is to be made against the Transferor hereunder, notify the Transferor in writing of the commencement thereof; provided, however, that the failure to notify the Transferor shall not relieve it from any liability which it may have under this Section 8.01 except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and, provided, further, that the failure to notify the Transferor shall not relieve it from any liability which it may have to an Indemnified Party otherwise than under this Section 8.01. Unless an Event of Default has occurred and is continuing, the Transferor may participate in and assume the defense of any such suit, action, claim, proceeding or investigation at its expense; no settlement thereof shall be made without the approval of the Transferor and the Indemnified Party (such consent not to be unreasonably withheld). Any counsel used by the Transferor in the defense of any such suit, claim, proceeding or investigation shall be reasonably satisfactory to the Indemnified Party. The Transferor must keep the Indemnified Party apprised of the progress of any such suit, action, claim or proceeding. Any judgment, settlement or other amounts payable as a result of such suit, action, claim, or proceeding shall be subject to indemnification by the Transferor pursuant to this Section 8.01. Notwithstanding the Transferor’s election to assume the defense of any such suit, action, claim or proceeding, each Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action, and the Transferor shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Transferor to represent such Indemnified Party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include the Transferor and such Indemnified Party and such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Transferor; (iii) the Transferor shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent it within a reasonable time after notice of the institution of such action; or (iv) the Transferor shall authorize such Indemnified Party to employ separate counsel at the Transferor’s expense. The Transferor will not be liable under this Agreement for any amount paid by an Indemnified Party to settle any claims or actions if the settlement is entered into without the Transferor’s consent, which consent may not be unreasonably withheld or delayed, but if settled with its written consent or if there be a final judgment of the plaintiff in any such action, the Transferor agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Transferor to the Indemnified Party within two Business Days following the Indemnified Party’s demand. In addition, the Transferor shall pay to the Indemnified Parties on demand, any and all costs and expenses of the Indemnified Parties, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event. The agreement contained in this Section 8.01 shall survive the collection of all Medallion Loans, the termination of this Agreement and the payment of all amounts otherwise payable hereunder.

Section 8.02. Retransfer of Medallion Loans. The following rights are in addition to and not in limitation of any other rights or remedies that the Transferee may have hereunder.

(a) If, with respect to any Medallion Loan, such Medallion Loan did not constitute an Eligible Medallion Loan on the date of transfer to the Transferee hereunder or such Medallion Loan would not have been an Eligible Medallion Loan as of such date if any Originator or Related Party had knowledge of any fact or circumstance (such Medallion Loan being referred to as an “Ineligible Medallion Loan”), and thus, the Transferor shall have breached the representation and warranty contained in Section 4.01(a) (determined without regard to any limitation set forth in such representation or warranty or in any of the criteria set forth in the definition of “Eligible Medallion Loan” concerning the knowledge of any party as to the facts stated therein), then the Transferor shall, on the next succeeding Monthly Settlement Date, upon the Transferee’s demand, (i) in the case of a Purchased Medallion Loan, accept a retransfer of such Ineligible Medallion Loan for the retransfer price specified in subsection (b) of this Section 8.02 and (ii) in the case of a Contributed Medallion Loan, cure such breach in the manner provided in subsection (c) of this Section 8.02.

(b) In the case of a retransfer by the Transferee to the Transferor of a Purchased Medallion Loan pursuant to this Section 8.02, the Transferor shall, on the Monthly Settlement Date coinciding with such retransfer, pay to the Transferee an amount equal to the Outstanding Balance of such Purchased Medallion Loan as of such Monthly Settlement Date plus accrued but unpaid interest thereon. The proceeds of any such retransfer or purchase shall be deemed to be Collections of such Purchased Medallion Loan received by the Transferor. Any such retransfer shall be made without recourse or warranty, express or implied. Upon knowledge by the Agent that the Transferor has failed to effect its repurchase or substitution obligation, the Agent may, in its sole discretion, enforce directly the obligation of the Transferor to repurchase any such Purchased Medallion Loan.

(c) The Transferor acknowledges that a breach described in subsection (a) with respect to a Contributed Loan (a “Defective Contributed Loan”) may result in a Borrowing Base Deficiency under the Loan Agreement which, if not cured, would give rise to an Event of Default under the Loan Agreement and impose substantial losses on the part of the Transferee. Accordingly, the Transferor hereby agrees that it shall cure any such breach on or before the next succeeding Monthly Settlement Date by taking one of the following two actions (as elected by the Transferor in its sole discretion): (i) making a Contribution to the Transferee of a new Eligible Medallion Loan pursuant to and in accordance with this Agreement, which Eligible Medallion Loan has an Outstanding Balance equal to or greater than the Outstanding Balance of the related Defective Contributed Loan or (ii) making a payment to the Transferee of cash in an amount equal to the lesser of (A) the Borrowing Base Deficiency and (B) the Outstanding Balance of the Defective Contribution Loan as of such Monthly Settlement Date, plus accrued and unpaid interest thereon.

ARTICLE IX.

MISCELLANEOUS

Section 9.01. Amendments and Waivers. No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Transferee, the Transferor and the Agent, and no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Transferor shall be effective without the written concurrence of the Transferee and the Agent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, transmitted or delivered, as to each party hereto, at its address set forth as follows: (i) if to the Transferor: Medallion Funding Corp., 437 Madison Avenue, New York, New York 10022, Attention: President, Telephone No.: 212-328-2100, Facsimile No.: 212-328-2121, or at such other address as shall be designated by such party in a written notice to the other parties hereto, (ii) if to the Transferee: Taxi Medallion Loan Trust III, c/o Medallion Financial Corp., 437 Madison Avenue, New York, New York 10022, Attention: President, Telephone No.: 212-328-2100, Facsimile No.: 212-328-2121, or at such other address as shall be designated by such party in a written notice to the other parties hereto; (iii) if the Servicer: Medallion Funding Corp., 437 Madison Avenue, New York, New York 10022, Attention: President, Telephone No.: 212-328-2100, Facsimile No.: 212-328-2121, or at such other address as shall be designated by such party in a written notice to the other parties hereto, (iv) if to the Agent: DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, 609 5th Avenue, New York, New York 10017-1021, Attention: Asset Securitization Group, Facsimile: (212) 745-1651, Confirmation No.: (212) 745-1656, or at such other address as shall be designated by such party in a written notice to the other parties hereto and (v), if to the Custodian: Wells Fargo Bank, National Association, Sixth and Marquette Avenue, MAC N9311-161, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services/Asset-Backed Administration, Facsimile No.: (612) 667-3539, or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (x) notice by mail, five days after being deposited in the United States mails, first-class postage prepaid, (y) notice by facsimile copy, when verbal communication of receipt is obtained or (z) in the case of personal delivery or overnight mail, when delivered.

Section 9.03. No Waiver; Remedies. No failure on the part of the Transferee or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04. Binding Effect; Assignability.

(a) This Agreement shall be binding upon and inure to the benefit of the Transferee and the Transferor and their respective successors and permitted assigns. Except as provided in Section 9.04(b), neither the Transferor nor the Transferee may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the other party hereto and of the Agent. The Transferor further agrees to send to the Custodian and the Agent copies of all notices and reports required to be delivered to the Transferee hereunder.

(b) The Transferor acknowledges that the Transferee will assign to the Agent for the benefit of the Secured Parties (pursuant to the Loan Agreement) all of its rights, remedies, powers and privileges hereunder (including, without limitation, Section 8.01 hereof). The Transferor agrees that the Agent, as the assignee of the Transferee, shall, subject to the terms of the Loan Agreement and the other Loan Documents, have the right to enforce this Agreement and to exercise directly all of the Transferee’s rights and remedies under this Agreement, and the Transferor agrees to cooperate fully with the Agent in the exercise of such rights and remedies.

Section 9.05. Term of This Agreement. This Agreement, including, without limitation, the Transferor’s obligation to observe its covenants set forth in Article V, shall remain in full force and effect until the earlier of the Final Payout Date and the Termination Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Transferor pursuant to Article IV and the indemnification and payment provisions of Article VIII and the provisions of Section 9.10 shall be continuing and shall survive any termination of this Agreement.

Section 9.06. Governing Law; Jury Waiver.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

(b) EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 9.07. Consent to Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY OR, TO THE EXTENT SUCH COURT LACKS JURISDICTION, THE COURTS OF THE STATE OF NEW YORK, AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT ANY PARTY’S RIGHT TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

Section 9.08. [RESERVED]

Section 9.09. Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (PDF) shall be effective as delivery of a manually executed counterpart of this Agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than the Loan Documents executed as of the date hereof to which the Transferor is a party.

Section 9.10. Confidentiality. By accepting delivery of this Agreement, except to the extent required by any Loan Document, the Transferor agrees not to disclose to any person or entity the existence of this Agreement or the Loan Documents or the terms hereof or thereof (the “Transaction”), the proposal or structure of the Transaction, any related structures developed by the Agent for the Transferee, the existence or status of any ongoing negotiations between the Transferor, the Agent, the Transferee and the Lender concerning the Transaction (collectively, the “Product Information”), except (i) to its and its Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Transferor Representatives”) who have a need to know the Product Information for the purpose of assisting in the negotiation and completion of the Transaction and who have been instructed to maintain the confidentiality thereof in accordance with this Agreement, (ii) in connection with any legal or regulatory action or proceeding relating to this Agreement or the transactions contemplated hereby or the exercise of any remedies hereunder, (iii) to extent required by applicable law, regulation or other legal process, or (iv) to the extent requested by any governmental or regulatory authority having jurisdiction over the Transferor or any Transferor Representative. The Transferor will be responsible for any failure of any Transferor Representative to comply with the provisions of this Section 9.10.

Section 9.11. [RESERVED]

Section 9.12. No Proceedings. The Transferor hereby agrees that it will not institute any proceeding of the type referred to in clause (ii) of the definition of Bankruptcy Event against the Transferee so long as any indebtedness issued by the Transferee shall be outstanding or there shall not have elapsed one year plus one day after the last day on which any such indebtedness of the Transferee shall have been outstanding.

Section 9.13. Further Assurances. The Transferor agrees to do and perform, from time to time, any and all acts and to execute any and all further instruments and documents required or reasonably requested by the Transferee to more fully effect the purposes of this Agreement, including, without limitation, the execution of any appropriate financing statements or continuation statements relating to Medallion Loans for filing under the provisions of the UCC of any applicable jurisdiction.

Section 9.14. Subordination; No Set-off.

(a) The Transferor agrees that any indebtedness, obligation or claim it may from time to time hold or otherwise have against the Transferee or any assets or properties of the Transferee, whether arising hereunder or otherwise existing, shall be subordinate in right of payment to the prior payment in full of all Senior Indebtedness. The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Agent on behalf of the holders of the Senior Indebtedness.

(b) The obligations and liabilities of the Transferor under this Agreement and the other Loan Documents (collectively, the “Transferor Obligations”) shall not be subject to deduction of any kind or type, except by payment in full of the amount thereof in cash in accordance with the terms hereof and thereof. The Transferor hereby waives any right it may now or at any time hereafter have to set-off against any Transferor Obligation any obligation or liability from time to time owing by the Transferee or any other Person to the Transferor or any Affiliate of the Transferor.

Section 9.15. Third Party Beneficiaries. The parties hereto acknowledge and agree that the Agent, the Lender and the other Secured Parties are entering into the transactions contemplated by the Loan Documents in reliance upon the provisions of this Agreement. The Agent and the Secured Parties shall be express third party beneficiaries of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRANSFEROR:
MEDALLION FUNDING CORP.

By:	/s/ Brian S. O’Leary
Name:	Brian S. O’Leary
Title:	Chief Operating Officer

By:	/s/ Michael Kowalsky
Name:	Michael Kowalsky
Title:	President

TRANSFEREE:
TAXI MEDALLION LOAN TRUST III

By:	/s/ Alvin Murstein
Name:	Alvin Murstein
Title:	Vice President

By:	/s/ Andrew Murstein
Name:	Andrew Murstein
Title:	President

MEDALLION LOAN SALE AND CONTRIBUTION AGREEMENT